Exhibit 10.18

February 13, 2018

Bradley A. Kreger
8106 Polo Crosse Avenue
Vineyard, California 95829

Dear Brad,

I am pleased to offer you a position with Fluidigm Corporation (the “Company”) as a Senior Vice President, Product Operations, reporting directly to me. Other terms of employment include:

Start Date: March 26, 2018

Compensation:
You will receive an initial salary of $13,541.67 per pay period. We are on a semi-monthly pay schedule, with two pay periods per calendar month which generally fall on the 15th and the last day of the month. This equates to a base compensation of $325,000.00 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures.

Bonus Target:
You will be eligible to participate in the Company’s Employee Bonus Plan.  The bonus will be subject to achievement of performance objectives with the actual bonus amount to be determined by the Company in its discretion.  To earn a bonus, you must remain employed with the Company through the date bonuses are actually paid.  Your bonus target is 42.5%

Equity Award:
We will recommend to our Board of Directors or one of its committees after commencement of your employment with Fluidigm Corporation that you receive an on-hire grant of 100,000 Stock Options and 50,000 Restricted Stock Units. Your grant will be subject to the approval of the Board, or its committee, and is subject to the terms of our equity incentive plan, and our policies governing grants of equity incentive awards.

Benefits:
You are eligible to receive the Company’s standard benefits package which currently includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective on your date of hire. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to accrue up to 3 weeks paid vacation each year and such paid holidays as the Company gives to its employees generally, in accordance with company policies.

Workers’ Compensation Insurance:
The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.

Confidentiality and Company Policies:
It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement.

Background and reference checks: This offer is contingent upon successfully passing your background and reference checks.

Employment Authorization:
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship may be terminated.

Other:
This letter shall be interpreted under California law. You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities, location of your position, or any other terms and conditions of employment at any time, to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment-arbitration/. The JAMS employment arbitration rules & procedures may, however, be amended by JAMS.) You acknowledge that you are waiving your right to a jury trial.

This offer expires on Feb 20, 2018, unless you accept prior to this date. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it in the envelope provided to Rachael Papalia, Director of Talent Acquisition, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080. A copy is provided for your records.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Our employees are committed to the success and growth of our business.  At Fluidigm, we believe that our values are not just words on paper – they are a statement of our character.  Fluidigmers should:  Win as a team; Work hard and with passion; Be strong; Be aggressive; Do what you say you will do; Sweat the details; and Keep learning.  We believe our values define who we are as a company and as employees of Fluidigm.  We aspire to live by these values each day and work hard to exhibit these traits because these are the things that are worth believing.

Brad, we look forward to you joining and being part of Fluidigm!  I am certain we can build a great company together.
Sincerely,

/s/ Christopher Linthwaite

Christopher Linthwaite
President & Chief Executive Officer
Fluidigm Corporation

ACCEPTED AND AGREED TO:

/s/ Bradley A. Kreger                        2/17/2018
Bradley A. Kreger                        Date